Item 7
 Aperio Group, LLC
 BlackRock (Luxembourg) S.A.
 BlackRock (Netherlands) B.V.
 BlackRock Advisors, LLC
 BlackRock Asset Management Ireland Limited
 BlackRock Financial Management, Inc.
 BlackRock Fund Advisors
 BlackRock Fund Managers Ltd
 BlackRock Institutional Trust Company, National Association
 BlackRock International Limited
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (Taiwan) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Investment Management, LLC
 BlackRock Japan Co., Ltd.
 BlackRock Life Limited
 BlackRock Mexico Operadora, S.A. de C.V., Sociedad Operador
 SpiderRock Advisors, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.